Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Completion
of Acquisition of Security California Bancorp

Irvine, CA - February 1, 2016 - Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced today that it has completed the acquisition, effective as of January 31, 2016, of Security California Bancorp (OTCQB: SCAF) (“Security”), the holding company of Security Bank of California, a Riverside, California based state-chartered bank. The acquisition was approved by Security’s shareholders at a special meeting of shareholders held on January 25, 2016. The issuance of the shares of the Company’s common stock to Security’s shareholders in connection with the acquisition was approved by the Company’s shareholders at special meeting of shareholders also held on January 25, 2016.

Under the terms of the merger agreement, each share of Security common stock was converted into the right to receive 0.9629 shares of Company common stock. The value of the total deal consideration was approximately $120.2 million, which includes approximately $788.1 thousand of aggregate cash consideration to the holders of Security stock options (based on the closing stock price of the Company’s common stock on January 29, 2016).

Steve R. Gardner, President and Chief Executive Officer of the Company commented, “We are excited about the closing of this partnership and taking the next step with Security Bank’s clients, employees and shareholders. This transaction strengthens our growing small and middle market businesses in Southern California, which we expect will help bolster our earnings growth. The operational efficiencies and financial attributes related to this transaction are compelling, and our teams are working diligently to provide Security Bank’s customers the same outstanding level of service to which they have become accustomed.”
“This combination creates one of the most attractive commercial banks in Southern California that is well-positioned for future growth and expansion,” said James A. Robinson, Chairman and Chief Executive Officer of Security. “After working closely with the Pacific Premier team throughout this transaction, we remain convinced that Pacific Premier is the perfect partner for Security Bank. We are grateful for the deep support of our customers, employees and shareholders, and we are excited about this new chapter for our organization.”
Mr. Gardner concluded, “This marks Pacific Premier’s seventh acquisition over the past five years. We are on track to complete the integration and system conversions within the next few months. We intend to remain active and disciplined in pursuing other well-managed banks that seek what we believe is a strong, high performing business bank with which to partner.”

With the addition of Security, on a pro forma combined basis, the Company would have total assets of approximately $3.5 billion, total loans outstanding of approximately $2.7 billion and total deposits of approximately $2.8 billion as of December 31, 2015 (unaudited and excluding purchase accounting adjustments).

Advisors

D.A. Davidson & Co. acted as financial advisor to the Company in the transaction and delivered a fairness opinion to the Board of Directors of the Company. Holland & Knight LLP served as legal counsel to the Company. Panoramic Capital Advisors acted as financial advisor to Security, and Oppenheimer & Co. Inc. delivered a fairness opinion to the Board of Directors of Security. Stuart Moore served as legal counsel to Security.

About Pacific Premier Bancorp, Inc.

The Company is the holding company for the Bank, one of the largest community banks headquartered in Southern California. The Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California. The Bank offers a diverse range of lending products including commercial, commercial real estate, construction, residential warehouse and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide. Prior to including the impact from the acquisition of Security, the Bank serves its customers through its 16 full-service depository branches in Southern California located in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, Riverside, San Bernardino, San Diego, Seal Beach and Tustin.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2014 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Contact:

Pacific Premier Bancorp, Inc.

Steve Gardner
President/CEO
949.864.8000

E. Allen Nicholson
Executive Vice President/CFO
949.864.8000